EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 2, 2005

FOR IMMEDIATE RELEASE

PAYCHEX NAMES NEW VICE PRESIDENT AND CONTROLLER
Board of Directors also appointed Melinda Janik officer of the company

Rochester, NY (March 2, 2005) – Paychex, Inc. today announced that Melinda A. Janik has been named the company’s new vice president and controller. The Paychex Board of Directors has also appointed Janik an officer of the company. Janik is a financial executive with more than 20 years of experience in public accounting and private industry. Most recently, she was senior vice president and chief financial officer for Glimcher Realty Trust, a publicly traded national mall Real Estate Investment Trust (REIT) based in Columbus, Ohio.

“We are very fortunate to have a person of Melinda’s caliber join Paychex,” said John Morphy, Paychex senior vice president and chief financial officer. “The combination of her public accounting, corporate, and international experience is a valuable asset.”

Prior to joining Glimcher Realty Trust, Janik was vice president and treasurer of NCR Corporation, a Fortune 500 technology company based in Dayton, Ohio. Her responsibilities included worldwide management of cash operations, capital and customer financing. Janik began her career at Price Waterhouse LLP, now PriceWaterhouseCoopers LLP. She was senior manager of business advisory services at its offices in New York, New York; Hartford, Connecticut; Washington, DC; and Rochester, New York.

Janik, a native of Buffalo, NY, is a certified public accountant. She holds an MBA in finance and accounting and a bachelor’s degree in chemistry from the State University of New York at Buffalo.

About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.

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Media contact:
Laura Saxby Lynch, Public Relations Manager
Ph: (585) 383-3074 E-mail: lsaxbylynch@paychex.com